Exhibit 99.1

SORRENTO THERAPEUTICS AND VIRALCLEAR ENTER INTO AGREEMENT TO EXPLORE THE COMBINATION OF ANTIBODY AND ANTIVIRAL ASSETS AGAINST COVID-19

Westport, CT, Sept. 30, 2020 (GLOBE NEWSWIRE) --

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Sorrento to initiate testing with a selection of its agents in combination with ViralClear’s anti-viral compound for possible synergistic anti-viral effect against SARS-CoV-2 in the preclinical model of Golden Syrian hamster.

●	ViralClear to contribute its oral antiviral Merimepodib (IMPDH inhibitor) which is currently in a Phase 2 trial in combination with remdesivir to treat COVID-19.
●	Sorrento to initially make available STI-1400 neutralizing antibody candidate for testing.

ViralClear Pharmaceuticals, Inc. (Nasdaq BSGM) and Sorrento Therapeutics, Inc. (Nasdaq: SRNE, “Sorrento”) announced the companies are exploring the synergistic potential of small molecules and antibodies combination therapies against COVID-19.

In general, multi-modal approaches are considered the most likely to succeed anti-viral strategies. Even with highly effective stand-alone therapies, a synergistic combination can be pursued to help reduce the effective dose needed of each individual agent and aim to ensure maximum effect.

The agreement between ViralClear Pharmaceuticals, Inc. (Parent company BioSig Technologies, Inc. Nasdaq: BSGM), and Sorrento Therapeutics will allow for testing of merimepodib with neutralizing antibodies in the Golden Syrian hamster model of COVID-19.

The study will look for synergy at the effective doses between the two drugs already in human clinical trials and will try to specifically demonstrate that the combined benefits in strengthening and accelerating viral clearance exceed what each drug could deliver by itself.

Pending the outcome of these studies, the results might be presented to the FDA to support the initiation of a human clinical trial of the drug combination.

About ViralClear Pharmaceuticals and Merimepodib

BioSig’s Technologies, Inc (Nasdaq: BSGM www.biosig.com) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed. A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue Remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies ("G-MAB™ library"), clinical stage immuno-cellular therapies ("CAR-T", "DAR-T"), antibody-drug conjugates ("ADCs"), and clinical stage oncolytic virus ("Seprehvir®", “Seprehvec™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIDTRAP™, ACE-MAB™, COVI-MAB™, COVI-GUARD™, COVI-SHIELD™ and T-VIVA- 19™; and diagnostic test solutions, including COVI-TRACK™, COVI-STIX™ and COVI-TRACE™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin ("RTX"), and ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX has completed a phase 1B trial for intractable pain associated with cancer and a phase 1B trial in osteoarthritis patients. ZTlido® was approved by the FDA on February 28, 2018.

For more information, visit www.sorrentotherapeutics.com

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission(SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133